Exhibit 99.1 News Release | June 29, 2020 Wells Fargo Issues Statement Regarding the Federal Reserve’s Stress Test Feedback SAN FRANCISCO – June 29, 2020 – Wells Fargo & Company (NYSE: WFC) today commented on the results of the Federal Reserve Board’s (FRB) Dodd-Frank Act stress test and related Comprehensive Capital Analysis and Review (CCAR), including the FRB’s instructions regarding capital distributions through the end of third quarter 2020. The FRB is requiring the nation’s largest banks, including Wells Fargo, to update and resubmit their capital plans within 45 days after the FRB provides updated scenarios. Requiring resubmission will prohibit each bank from making any capital distribution (excluding any capital distribution arising from the issuance of a capital instrument eligible for inclusion in the numerator of a regulatory capital ratio), unless otherwise approved by the FRB. Through the end of the third quarter of 2020, the FRB is authorizing each bank to:  Make share repurchases relating to issuances of common stock related to employee stock ownership plans.  Provided that the bank does not increase the amount of its common stock dividends, pay common stock dividends that do not exceed an amount equal to the average of the bank’s net income for the four preceding calendar quarters, unless otherwise specified by the FRB.  Make scheduled payments on additional tier 1 and tier 2 capital instruments. Based on these instructions, the company expects its common stock dividend in third quarter 2020 will be reduced from the current level of $0.51 per share. The company expects that the level of the third quarter dividend will be announced when it releases second quarter financial results on July 14, 2020. In addition, following the FRB’s final publication of the CCAR results, the company expects its stress capital buffer to be 2.5%. The stress capital buffer represents a percentage amount of excess capital the company must hold above its minimum capital requirements beginning in October 2020. The stress capital buffer of 2.5% reflects a reduction in quarterly common stock dividends for the stress capital buffer period from the company’s current level of $0.51 per share. “There remains great uncertainty in the path of the economic recovery and though it’s difficult to accurately predict the ultimate impact on our credit portfolio, our economic assumptions have changed significantly since last quarter. Accordingly, we expect our second quarter results will include an increase in the allowance for credit losses substantially higher than the increase in the first quarter,” said CEO Charlie Scharf. “Wells Fargo continues to have one of the strongest capital positions relative to regulatory minimums among the world’s financial services firms as demonstrated by our stress test results. These are certainly extremely challenging times for many and we remain committed to supporting our customers and communities, and we will continue to take appropriate measures to maintain strong capital and liquidity levels and to improve the earnings capacity of the company.” About Wells Fargo Wells Fargo & Company (NYSE: WFC) is a diversified, community-based financial services company with $1.98 trillion in assets. Wells Fargo’s vision is to satisfy our customers’ financial needs and help them succeed financially. Founded in 1852 and headquartered in San Francisco, Wells Fargo provides banking, investment and mortgage products and services, as well as consumer and commercial finance, through 7,400 locations, more than 13,000 ATMs, the internet (wellsfargo.com) and mobile banking, and has offices in 31 countries and territories to support customers who conduct business in the global economy. With approximately 263,000 team members, Wells Fargo serves one in three households in the United States. Wells Fargo & Company was ranked No. 30 on Fortune’s 2020 rankings of America’s largest corporations. News, insights and perspectives from Wells Fargo are also available at Wells Fargo Stories. Cautionary Statement about Forward-Looking Statements This news release contains forward-looking statements about our future regulatory capital levels and possible future capital actions, including common stock dividends and common share repurchases. Forward-looking statements speak only as of the date made, and we do not undertake to update them. Actual capital levels and capital actions may vary materially from expectations due to a number of factors, including those described in our reports filed with the Securities and Exchange Commission and available at www.sec.gov. The amount and timing of any future common stock dividends or repurchases will depend on the earnings, cash requirements and financial condition of the Company, market conditions, capital requirements (including under Basel capital standards), common stock issuance requirements, applicable law and regulations (including federal securities laws and federal banking regulations), and other factors deemed relevant by the Company’s Board of Directors, and may be subject to regulatory approval or conditions. Contact Information Media Peter Gilchrist, (704) 715-3213 Peter.gilchrist@wellsfargo.com Investor Relations John Campbell, (415) 396-0523 john.m.campbell@wellsfargo.com ### 2 News Release